Exhibit 99.1

Contact: Mark Thomson, CFO

(757) 766-4224

FOR IMMEDIATE RELEASE

Measurement Specialties Announces Plan to Repurchase $7.0 Million of Shares of Company’s Common Stock

Hampton, VA, August 14, 2012 – Measurement Specialties, Inc. (NASDAQ: MEAS) (the “Company”), a global designer and manufacturer of sensors and sensor-based systems, announced today that the Company’s Board of Directors has adopted a program to repurchase from time to time at management’s discretion up to $7,000,000 of the shares of the Company’s common stock in the open market or in private transactions at prevailing market prices.  As of July 20, 2012, the Company had 15,409,462 shares of common stock outstanding.  Repurchases will be made under the program using the Company’s own cash resources.  Needham & Company, Inc. will act as agent for the Company’s stock repurchase program.

About Measurement Specialties: Measurement Specialties, Inc. (MEAS) designs and manufactures sensors and sensor-based systems to measure precise ranges of physical characteristics such as pressure, temperature, position, force, vibration, humidity and photo optics. MEAS uses multiple advanced technologies – piezoresistive silicon, polymer and ceramic piezoelectric materials, application specific integrated circuits, micro-electromechanical systems (“MEMS”), foil strain gauges, electromagnetic force balance systems, fluid capacitive devices, linear and rotational variable differential transformers, anisotropic magneto-resistive devices, electromagnetic displacement sensors, hygroscopic capacitive structures, ultrasonic measurement systems, optical measurement systems, negative thermal coefficient (“NTC”) ceramic sensors, 3-6 DOF (degree of freedom) force/torque structures, complex mechanical resonators, magnetic reed switches, high frequency multipoint scanning algorithms, and high precision submersible hydrostatic level – to engineer sensors that operate precisely and cost effectively.

Company Contact: Mark Thomson, CFO, (757) 766-4224

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